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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            FORM 8-K

       Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):           April 1, 1998


                   Union Pacific Corporation
     (Exact Name of Registrant as Specified in its Charter)


                Utah                  1-6075           13-2626465
     (State or Other Jurisdiction  (Commission    (I.R.S. Employer
         of Incorporation)          File Number)   Identification No.)


     1717 Main Street, Suite 5900, Dallas, Texas          75201
      (Address of Principal Executive Offices)          (Zip Code)


Registrant's telephone number, including area code:    (214) 743-5600


                                   N/A
     Former Name or Former Address, if Changed Since Last Report



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Item 9.   Sales of Equity Securities Pursuant to Regulation S.

     On April 1, 1998, Union Pacific Capital Trust (the "Trust"), a statutory business trust formed under the laws of the State of Delaware and a subsidiary of Union Pacific Corporation (the "Company"), closed a private placement of $1.5 billion in aggregate amount of 6-1/4% Convertible Preferred Securities Term Income Deferrable Equity Securities (TIDES)SM (the "Convertible Preferred Securities"), with a liquidation amount of $50 per each of the Convertible Preferred Securities. Each of the Convertible Preferred Securities is convertible, at the option of the holder thereof, into shares of the Company's common stock, par value $2.50 per share (the "Company Common Stock"), at the rate of 0.7257 shares of Company Common Stock for each of the Convertible Preferred Securities, equivalent to a conversion price of $68.90 per share of Company Common Stock, subject to adjustment under certain circumstances. The Company owns all of the common securities of the Trust.

     The initial purchasers of the Convertible Preferred Securities (the "Initial Purchasers") were Credit Suisse First Boston Corporation; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Smith Barney Inc.; and Schroder
& Co. Inc. The Initial Purchasers resold 57,500 of the Convertible Preferred Securities (the "Regulation S Securities") outside the United States to certain persons other than U.S. persons in reliance on Regulation S under the Securities Act of 1933, as amended. The Regulation S Securities were sold for their liquidation amount of $50 each or $2,875,000 in the aggregate. In connection with the purchase of the Regulation S Securities, the Company paid the Initial Purchasers a commission equal to 2-1/4% of the purchase price of the Regulation S Securities, or $64,687.50 in the aggregate.

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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Union Pacific Corporation has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 1998


                                   UNION PACIFIC CORPORATION


                                   By: /s/ Carl W. von Bernuth
                                       -----------------------
                                        Carl W. von Bernuth
                                        Senior Vice President,
                                        General Counsel and
                                        Secretary